Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of April 3, 2018, between Oshkosh Corporation (the “Issuer”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), under the Indenture referred to below.

W  I  T  N  E  S  S  E  T  H

WHEREAS, the Issuer, the Subsidiary Guarantors (as defined below) and the Trustee are party to an indenture, dated as of February 21, 2014 (as supplemented by the First Supplemental Indenture dated as of June 30, 2014 and the Second Supplemental Indenture dated as of September 30, 2014, the “Indenture”), providing for, among other things, the issuance by the Issuer of an aggregate principal amount of up to $250,000,000 of 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 10.6 of the Indenture permits the release of the Note Guarantee of any Guarantor if such Guarantor no longer guarantees (other than by virtue of its Note Guarantee) any Debt under the Credit Agreement or any other Debt for borrowed money of the Issuer or any of its Restricted Subsidiaries of at least $50 million; and

WHEREAS, JLG Industries, Inc., McNeilus Financial, Inc., Oshkosh Airport Products, LLC, Oshkosh Commercial Products, LLC, Oshkosh Defense, LLC and Pierce Manufacturing Inc. (collectively, the “Subsidiary Guarantors”) no longer guarantee (other than by virtue of their respective Note Guarantee) any Debt under the Credit Agreement or any other Debt for borrowed money of the Issuer or any of its Restricted Subsidiaries of at least $50 million, and thus the Issuer, pursuant to Section 10.6 of the Indenture, proposes to amend and supplement the Indenture to release each of the Subsidiary Guarantors as a Guarantor thereunder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the benefit of the Holders and the Subsidiary Guarantors as follows:

1.            Capitalized Terms.  Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Release of Subsidiary Guarantors. Effective as of the date hereof, the Issuer and the Trustee agree that each of the Subsidiary Guarantors is hereby released and discharged of any obligations under its Note Guarantee and shall have no further obligations or liabilities under the Indenture.

3.            Ratification of Indenture; Third Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.            New York Law to Govern.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.            Severability.  In case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.            Counterparts.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.            Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.            The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

9.            Enforceability.  The Issuer hereby represents and warrants that this Third Supplemental Indenture is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

10.            FATCA.  This Third Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and delivered as of the date first above written.

OSHKOSH CORPORATION,
 as Issuer

By:        /s/ R. Scott Grennier
Name: R. Scott Grennier
Title: Senior Vice President and Treasurer

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Third Supplemental Indenture
 (2014 Indenture)

Trustee:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:   /s/ David S. Pickett
         Name: David S. Pickett
         Title: Assistant Vice President

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Third Supplemental Indenture
 (2014 Indenture)